Exhibit 4.2

Futu Holdings Limited

富途控股有限公司

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$500,000 divided into 50,000,000,000 shares comprising of

(i) 48,700,000,000 Class A Ordinary Shares of a par value of US$0.00001 each,

(ii) 800,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and

(iii) 500,000,000 shares of a par value of US$0.00001 each.

THIS IS TO CERTIFY THAT                                                                                                                                           is the registered holder of                                          Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                        day of                                                 2019 by:

DIRECTOR